Volatility Shares Trust 485BPOS

Exhibit 99.(g)(2)

Exhibit A to the Custody Agreement

Separate Series of Volatility Shares Trust

Name of Series

Volatility Shares S&P 500 High Volatility Index ETF

1x Long VIX Futures Strategy K-1 Free ETF

Volatility Premium Plus ETF

2x Bitcoin Strategy ETF

2x Ether ETF

2x Corn ETF

2x Wheat ETF